Exhibit 99.2

November 4, 2021

Qurate Retail, Inc. Declares Quarterly Cash Dividend on 8.0% Series A Cumulative Redeemable Preferred Stock

ENGLEWOOD, Colo.--(BUSINESS WIRE)— Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) today announced that its Board of Directors declared the regular quarterly cash dividend payable to holders of its 8.0% Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”). The per share amount of the quarterly cash dividend will be $2.00, payable in cash on December 15, 2021 to stockholders of record of the Preferred Stock at the close of business on November 30, 2021.

About Qurate Retail, Inc.

Qurate Retail, Inc. is a Fortune 500 company comprised of seven leading retail brands – QVC®, HSN®, Zulily®, Ballard Designs®, Frontgate®, Garnet Hill®, and Grandin Road® (collectively, “Qurate Retail GroupSM”). Globally, Qurate Retail Group is a world leader in video commerce, among the top e-commerce retailers in North America (according to Digital Commerce 360), and a leader in mobile commerce and social commerce. The retailer reaches approximately 218 million homes worldwide via 14 television networks and reaches millions more via multiple streaming services, social pages, mobile apps, websites, print catalogs, and in-store destinations. Qurate Retail, Inc. also holds various minority interests and green energy investments.

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420

Source: Qurate Retail, Inc.